Exhibit 15.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-8 (FILE NO. 333-277814) of our report dated September 25, 2023, except for the effects of the revision discussed in Note 2(ad) as to which the date is November 15, 2024, relating to the financial statements of Maase Inc. (formerly Highest Performances Holdings Inc. and Puyi Inc.) appearing in this Annual Report on Form 20-F for the year ended June 30, 2025.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, New York

October 29, 2025

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Phone 646.442.4845  •  Fax 646.349.5200  •  www.marcumasia.com